DEFERRED COMPENSATION
                 PLAN FOR DIRECTORS OF UNISYS CORPORATION

                               Article I
                          Purpose & Authority

         1.1 Purpose. The purpose of the Plan is to offer members of the Board of Directors who are not employees of the Corporation the opportunity to defer receipt of a portion of their Compensation, under terms advantageous to both the Director and the Corporation.

         1.2 Effective Date. The Board originally approved the Plan on November 20, 1981, and the Plan was subsequently amended, effective January 1, 1994. This document reflects the Plan as amended and restated effective May 22, 1997. The terms of this amended and restated Plan shall apply to all Account Balances and elections made pursuant to the Plan prior to its amendment.

         1.3 Authority. Any decision made or action taken by the Corporation and any of its officers or employees involved in the administration of this Plan, or any member of the Board or the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be within the absolute discretion of all and each of them, as the case may be, and will be conclusive and binding on all parties. No member of the Board and no employee of the Corporation shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving the member's or employee's bad faith, for anything done or omitted to be done by himself or herself.

                               Article II
                              Definitions

         2.1 "Account" means, for any Participant, the memorandum account established for the Participant under Section 4.1.

         2.2 "Account Balance" means, for any Participant as of any date, the aggregate amount reflected in his or her Account.

         2.3 "Beneficiary" means the person or persons designated from time to time in writing by a Participant to receive payments under the Plan after the death of such Participant or, in the absence of such designation or in the event that such designated person or persons predeceases the Participant, the Participant's estate.

         2.4     "Board" means the Board of Directors of the Corporation.

         2.5 "Committee" means the Compensation and Organization Committee of the Board.

         2.6 "Compensation" means amounts payable by the Corporation, absent deferral, with respect to services provided by a Participant to the Corporation as a Director, including retainer and meeting fees, but shall not include non-elective stock unit amounts credited, payable or paid under the Stock Unit Plan.

         2.7     "Corporation" means Unisys Corporation.

         2.8 "Deferral Election" means an election by an Eligible Director to defer a portion of his or her Compensation under the Plan, as described in Section 3.1.

         2.9 "Eligible Director" means, a member of the Board who is not an employee of the Corporation.

         2.10 "Investment Measurement Option" means any of the hypothetical investment alternatives available for determining the additional amounts to be credited to a Participant's Account under Section 4.2. The Investment Measurement Options currently available are (a) the Fidelity Retirement Money Market Portfolio, (b) the Fidelity Asset Manager: Growth Fund, (c) the Fidelity Magellan Fund, (d) the Fidelity Asset Manager Fund,
(e) the Fidelity Asset Manager: Income Fund, (f) the Fidelity U.S. Equity Commingled Fund, and (h) the Interest Income Fund, each of which are investment options currently available under the USP.

         2.11 "Officers' Plan" means the Deferred Compensation Plan for Executives of Unisys Corporation.

         2.12 "Participant" means an Eligible Director or former Eligible Director who has made a Deferral Election and who has not received a distribution of his or her entire Account Balance.

         2.13 "Plan" means the Deferred Compensation Plan for Directors of Unisys Corporation, as set forth herein and as amended from time to time.

         2.14 "Revised Election" means an election made by a Participant, in accordance with Section 5.2, to change the date as of which payment of his or her Account Balance is to commence and/or the form in which such payment is to be made.

         2.15    "USP" means the Unisys Savings Plan.

         2.16 "Valuation Date" means the last business day of a calendar month.

                               Article III
                        Deferral of Compensation

         3.1     Deferral Election.

         (a) Prior to or during any calendar year, each Eligible Director may elect to defer all or a portion of his or her Compensation that, absent deferral, would be paid to him or her for services rendered during the following calendar year or the remainder of the current calendar year, as applicable, by properly completing a Deferral Election form.

         (b) To be effective, a Deferral Election must be made in writing by the Eligible Director on a form furnished by the Secretary of the Corporation on or before the date that is (I) no later than the December 31 prior to the calendar year to which the Deferral Election applies or (II) at least three months and one day before the date on which the amounts to be deferred, absent deferral, would be paid to the Eligible Director, provided, however, that an individual who becomes an Eligible Director after January 1 of a calendar year may make a Deferral Election with respect to Compensation that, absent deferral, would be paid to him or her during the remainder of the calendar year in which he or she has become an Eligible Director, by filing the required written election on or before the date that is 30 days after the date on which he or she becomes an Eligible Director.

         (c) Once made, a Deferral Election shall become effective upon approval by the Secretary of the Corporation and is thereafter irrevocable, except to the extent otherwise provided in Section 5.2. A Deferral Election will be deemed to have been approved by the Secretary of the Corporation if it is not disapproved by the Secretary of the Corporation within ten days of the date on which it is received.

         (d) An Eligible Director's Deferral Election must specify either a percentage or a certain dollar amount of his or her Compensation to be deferred under the Plan. In addition, the Deferral Election must specify the date on which payment of the amount deferred is to commence and the manner in which such payment is to be made.

                 (1) The Eligible Director must specify the date as of which payment of the amount deferred is to commence, subject to Section 5.1(b) hereof, and may specify that such payment is to commence as of:

                         (A)     his or her termination of service as a
member of the Board (including as a result of disability); or

                         (B)     a specific date (which may be determined by
reference to the Eligible Director's termination of service) that is at least five years after the date on which the initial amounts to be deferred, absent deferral, would be paid to the Eligible Director.

                 (2) The Eligible Director must specify the manner in which payment of his or her Account Balance is to be made and may specify that such payment is to be made either in a single sum or in annual installments.

                 (3) Notwithstanding the foregoing, an Eligible Director may not elect a time of benefit commencement and/or a form of payment to the extent that such an election would cause any payments to be made after the March 31 first following the date that is 20 years after the date of the Eligible Director's termination of service.

         (e) Deferrals of an Eligible Director's Compensation shall be credited to the Plan at the time at which the Compensation, absent deferral, would be payable to the Participant.

         (f) Unless the Deferral Election form specifically provides otherwise, a Deferral Election shall expire as of the last day of the calendar year that includes the first day on which any amount, absent deferral, would be paid to the Eligible Director.

                               Article IV
                      Treatment of Deferred Amounts

         4.1 Memorandum Account. The Corporation shall establish on its books an Account for each Participant. Amounts deferred by a participant pursuant to a Deferral Election shall be credited to the Participant's Account on the date on which the deferred amounts, absent deferral, would have been paid to the Participant. In addition, as of each Valuation Date, incremental amounts determined in accordance with Section 4.2 will be credited or debited to each Participant's Account. Any payments made to or on behalf of the Participant and for his or her Beneficiary shall be debited from the Account. No assets shall be segregated or earmarked in respect to any Account and no Participant or Beneficiary shall have any right to assign, transfer, pledge or hypothecate his or her interest or any portion thereof in his or her Account. The Plan and the crediting of Accounts hereunder shall not constitute a trust or a funded arrangement of any sort and shall be merely for the purpose of recording an unsecured contractual obligation of the Corporation.

         4.2     Investment Measurement Options.

         (a) Subject to the provisions of this Section 4.2, a Participant's Account shall be credited or debited with amounts equal to the amounts that would be earned or lost with respect to the Participant's Account Balance if amounts equal to that Account Balance were actually invested in the Investment Measurement Options in the manner specified by the Participant.

         (b) Each Eligible Director may elect, at the same time as a Deferral Election is made, to have one or more of the Investment Measurement Options applied to current deferrals. Such election with respect to current deferrals may be changed as of the first day of any quarter, provided that written notice of such election is filed prior to the first day of that quarter with the Secretary of the Corporation.

         (c) Subject to the restrictions described in Subsection (d), a Participant may elect to change the manner in which Investment Measurement Options apply to existing Account Balances. Such an election will be effective as of the first day of the calendar quarter following the date on which a written election is filed with the Secretary of the Corporation.

         (d)     The following rules apply to Investment Measurement Options.

                 (1) The percentage of a Participant's current deferrals and/or Account Balance to which a specified Investment Measurement Option is to be applied must be a multiple of five percent.

                 (2) To the extent that a Participant has not specified an Investment Measurement Option to apply to all or a portion of his or her current deferrals and/or Account Balance, the Insurance Contract Fund shall be deemed to be the applicable Investment Measurement Option.

                 (3) The chosen Investment Measurement Option or Options shall apply to deferred amounts on and after the date on which such amounts, absent deferral, would have been paid to the Participant.

         (e) The Committee shall have the authority to modify the rules and restrictions relating to Investment Measurement Options (including the authority to change such Investment Measurement Options prospectively) as it, in its discretion, deems necessary and in accord with the investment practices in place under the USP.

         4.3 Frozen Stock Units Account. Effective November 21, 1991, the Stock Units Account was no longer an available investment option under this Plan and amounts invested in the Account were frozen as to future investment option transfers. Amounts invested in the Stock Units Account through November 21, 1991 continued to be held under this Plan until July 24, 1996. All Account Balances invested in the Frozen Stock Units Account are transferred to the Unisys Corporation Stock Unit Plan effective July 25, 1996.

                               Article V
                      Payment of Deferred Amounts

         5.1 Form and Time of Payment. The benefits to which a Participant or a Beneficiary may be entitled under the Plan shall be paid in accordance with this Section 5.1.

         (a)     All payments under the Plan shall be made in cash.

         (b) Except as otherwise provided in Sections 5.3 and 5.4, payment of a Participant's Account Balance shall commence as of the Valuation Date next following the date or dates specified in the Participant's Deferral Election or Elections or (where applicable) the Participant's Revised Election or Elections; provided, however, that where the Participant's Deferral Election or Elections or (where applicable) the Participant's Revised Election or Elections specify that payments with respect to a Participant's Account Balance are to commence as of a specified date or specified dates not determined by reference to the Participant's retirement or other termination of service and the Participant terminates service with the Corporation prior to such date or dates, payment of the portion of the Participant's Account Balance that was deferred to such date or dates shall commence as of the Valuation Date next following the Participant's termination of service, but in the same form specified in the Participant's Deferral Election or Elections or (where applicable) the Participant's Revised Election or Elections.

         (c) All payments shall be made in the form or forms specified in the Participant's Deferral Election or Elections or (where applicable) the Participant's Revised Election or Elections.

         (d) To the extent a Participant has not specified the form or time of payment of all or a part of his or her Account Balance, payment of the amounts not specified will be made in a single sum as soon as administratively practicable, but within 90 days, after the first Valuation Date following the Participant's termination of service as a Director.

         (e) Where a Participant has elected payment in the form of annual installments, each installment payment after the initial installment payment shall be made on or about March 31 of each year following the year in which the first installment was paid. With respect to each Deferral Election made by a Participant, the amount of each annual installment payment to be made to a Participant under such Deferral Election shall be determined by dividing the portion of the Participant's Account Balance covered by such Deferral Election as of the latest Valuation Date preceding the date of payment by the number of installments remaining to be paid under such Deferral Election.

         (f) Notwithstanding any election made by a Participant, any portion of a Participant's Account Balance that has not been paid to the Participant as of the date of his or her death shall be paid to the Participant's Beneficiary in a single sum as soon as administratively practicable, but within 90 days, after the Valuation Date following the date on which the Corporation receives notification of the Participant's death.

         5.2     Revised Election.

         (a)     Pursuant to a Revised Election, a Participant may specify:

                 (1) a date for the commencement of the payment of the Participant's Account Balance that is after the date specified in the Participant's Deferral Election; and/or

                 (2) a form of payment that calls for a greater number of annual installment payments than that specified in the Participant's Deferral Election, or a number of annual installment payments where the Participant specified a single sum payment in his or her Deferral Election.

                 (3) Notwithstanding the foregoing, a Participant may not elect a time of benefit commencement and/or a form of payment to the extent that such an election would cause any payments to be made after the March 31 first following the date that is 20 years after the date of the Participant's termination of service as a Director.

         (b) If a Participant has made a Revised Election with respect to amounts the payment of which has been deferred to a certain date, the Participant may not thereafter make another Revised Election with respect to amounts the payment of which, as of the date on which such Revised Election is made and before giving effect to the Revised Election, has been deferred to the same date.

         (c)     To be effective, a Revised Election must be:

                 (1) made in writing by the Participant on a form furnished for such purpose by the Secretary of the Corporation;

                 (2) submitted to the Secretary of the Corporation on or before the date that is three months and one day before the date on which the portion of the Participant's Account Balance that is the subject of the Revised Election would, absent the Revised Election, first become payable; and

                 (3) approved by the Secretary of the Corporation. A Revised Election will be deemed to have been approved by the Secretary of the Corporation if it is not disapproved by the Secretary of the Corporation within ten days of the date on which it is received.

         5.3     Special Payment.

         (a) Notwithstanding any other provision of the Plan to the Contrary, a Participant may receive payment of all or a portion of his or her Account Balance as soon as administratively practicable following the receipt by the Secretary of the Corporation of the Participant's written request for such payment.

         (b) As a condition of receiving any payment made pursuant to Subsection 5.3(a), a Participant will be subject to, as a penalty, payment to the Company of an amount equal to 8 percent of the amount of the payment made pursuant to Subsection5.3(a) and suspension of the Participant's further participation in the Plan, the Unisys Corporation Director Stock Unit Plan, or any equivalent plan or plans maintained by the Corporation or a subsidiary of the Corporation for the entire full calendar year that follows the date on which the Participant submits to the Secretary of the Corporation his or her request for payment pursuant to Subsection 5.3(a). The payment to the Company shall generally be deducted from the amount otherwise payable to the Participant under Subsection 5.3(a).

         (c) Where a Participant receives a payment of less than his or her entire Account Balance pursuant to Subsection 5.3(a), the portion of the Participant's Account Balance to which each Investment Measurement Option is applied shall be reduced proportionately so that the Investment Measurement Options apply to the Participant's Account Balance in the same percentage immediately before and immediately after the payment.

         (d) Notwithstanding any provision of the Plan to the contrary, in the event the Committee determines that any portion of a Participant's Account Balance is the subject of a determination by the Internal Revenue Service that such portion is includible in the Participant's taxable income, the Participant's Account Balance shall be distributed to the extent it is so includible. All income taxes and related interest and penalties associated with credits to or distributions from a Participant's Account shall be borne by the Participant.

         5.4 Acceleration of Payment. Notwithstanding any other provision of this Plan to the contrary, the Committee in its sole discretion may accelerate the payment of Account Balances to all or any group of similarly situated Participants or Beneficiaries, whether before or after the Participant's termination of service, in response to changes in the tax laws or accounting principles.

                               Article VI
                             Miscellaneous

         6.1 Amendment. The Board may modify or amend, in whole or in part, any of or all the provisions of the Plan, or suspend or terminate it entirely; provided, however, that any such modification, amendment, suspension or termination may not, without the Participant's consent, adversely affect any deferred amount credited to him or her for any period prior to the effective date of such modification, amendment, suspension or termination. The Plan shall remain in effect until terminated pursuant to this provision.

         6.2 Administration. The Committee shall have the sole authority to interpret the Plan and in its discretion to establish and modify administrative rules for the Plan. All expenses and costs in connection with the operation of this Plan shall be borne by the Corporation. The Corporation shall have the right to deduct from any payment to be made pursuant to this Plan any federal, state or local taxes required by law to be withheld, and any associated interest and/or penalties.

         6.3 Governing Law. The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the Commonwealth of Pennsylvania except as such laws may be superseded by the federal law.


                               Article VII
                      Transfer of Account Balance

         7.1 Transfer of Officers' Plan Accounts. Notwithstanding any other provision of the Plan to the contrary, a Director who is a former officer of Unisys Corporation and who is a participant in the Officers' Plan may elect to transfer any or all of his/her account balance in the Officer's Plan into this Plan. Upon transfer, such amounts shall be subject to the terms and conditions of this Plan, provided that all elections previously made under the Officers' Plan with respect to such amounts shall continue in effect until otherwise modified hereunder. Notwithstanding the payment election provision described in Article V hereof, in no event may a Director elect a form of payment with respect to amounts transferred from the Officers' Plan that is any more rapid than the form of payment in effect under the Officers' Plan at the time of such transfer.

                              Article VIII
                           Change in Control

         8.1     Withdrawal Election.

         (a) Notwithstanding any other provision of the Plan to the contrary, in the event of a "change in control," as defined below, each Participant may elect to receive a single sum payment of all or any portion of his/her account balance. Such election shall only be effective if delivered to the Secretary of the Corporation within the ninety-day period immediately following the date of the occurrence of the change in control.

         (b) If an election is timely made, the Participant(or Beneficiary) will be entitled to receive, as soon as practicable after the expiration of the ninety-day period, an amount equal to (1) the full value or any portion thereof of the Account Balance minus (2) an early withdrawal penalty equal to 8% of the total value of (1). The Committee, upon advice of counsel, may modify the early withdrawal penalty described above in any way it deems appropriate and consistent with the purposes of the Plan.

         8.2 Litigation Expenses. If litigation is brought by a Participant or Beneficiary after a change in control to enforce or interpret any provision of the Plan, the Corporation to the extent permitted by applicable law shall reimburse the Participant (or Beneficiary) for the reasonable fees and disbursements of counsel incurred in such litigation.

         8.3  Change in Control Definition.  For purposes of this
Article VIII, a "change in control" shall have the same meaning as is ascribed to that term under the 1990 Long-Term Incentive Plan, or any successor plan designated by the Committee.